Exhibit 99.1

Matthew J. Lambiase to Retire as Chief Executive Officer of Chimera

Mohit Marria to be Named Chief Executive Officer; Choudhary Yarlagadda to be Named President; Both Elected to Board of Directors

NEW YORK--(BUSINESS WIRE)--November 17, 2020--Chimera Investment Corporation (NYSE:CIM) (“Chimera” or the “Company”) announced today that Matthew J. Lambiase will retire from his roles as President and Chief Executive Officer of the Company effective December 31, 2020. Mr. Lambiase will continue to serve on the Company’s Board of Directors (the “Board”) until his retirement. Mr. Lambiase has expressed a desire to spend more time with his family and will assist the Company with a smooth transition.

Mr. Lambiase stated, “It has been my pleasure to lead Chimera for the last 13 years. I retire knowing the Company is in good hands and has a bright future ahead.”

Upon the recommendation of its Nominating and Corporate Governance Committee (the “Governance Committee”), the Board has named Mohit Marria, who currently serves as Chief Investment Officer (“CIO”), to serve as Chief Executive Officer beginning January 1, 2021, upon Mr. Lambiase’s retirement. In addition, Mr. Marria has been elected to the Board, effective immediately, and will continue to serve as CIO. In addition, upon the recommendation of the Governance Committee, the Board has named Choudhary Yarlagadda, who currently serves as Chief Operating Officer (“COO”), to serve as President in addition to his role as COO. Mr. Yarlagadda has also been elected to the Board, effective immediately.

Paul Donlin, Chairman of the Board, stated, “We cannot thank Matt enough for the work he’s done for us. At the same time, Mo has been a proven leader in his previous roles with the Company, particularly during the turmoil created by the COVID-19 pandemic. We are excited for the direction Mo will take us. We are also excited for Choudhary’s continued leadership and expertise, and he continues to be an integral member of the Chimera team.”

Mr. Marria stated, “I’m thankful for the opportunity to lead the Company, and excited for what we can achieve together. I look forward to working with the rest of the management team and the Board to seek value for our shareholders.”

Mr. Yarlagadda stated, “I am excited for the future of the Company, and look forward to working with Mo and others as we enter this next chapter of Chimera’s history.”

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, particularly as related to expectations of the Company’s future performance. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among other things, those described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, under the caption “Risk Factors.”

Contacts

Investor Relations
888-895-6557
www.chimerareit.com